                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )

                           CMAC Investment Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of class of securities)

                                    125662106
                                 (CUSIP number)


Check the following box if a fee is being paid with this statement /x/ (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

CUSIP No.  125662106              13G                    Page  2 of 10 Pages

--------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSONS
             S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                    Morgan Stanley Group Inc.
                    IRS # 13-283-8891
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    The state of organization is Delaware.
--------------------------------------------------------------------------------
  NUMBER OF                    5    SOLE VOTING POWER
   SHARES                                         0
                               -------------------------------------------------
  BENEFICIALLY                 6    SHARED VOTING POWER
  OWNED BY                                1,389,610
                               -------------------------------------------------
    EACH                       7    SOLE DISPOSITIVE POWER
  REPORTING                                       0
                               -------------------------------------------------
  PERSON WITH                  8    SHARED DISPOSITIVE POWER
                                          1,383,410
--------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    1,383,410
--------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        6.18%
--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
                    IA, CO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

CUSIP No.  125662106               13G                     Page  3 of 10 Pages
--------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSONS
             S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                Van Kampen American Capital Asset Management Incorporated
                IRS #  13-5130700
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) / /
                                                                    (b) / /
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION
                The state of organization is Delaware.
--------------------------------------------------------------------------------
  NUMBER OF                5    SOLE VOTING POWER
   SHARES                                      0
                           -----------------------------------------------------
  BENEFICIALLY             6    SHARED VOTING POWER
  OWNED BY                             1,295,060
                           -----------------------------------------------------
    EACH                   7    SOLE DISPOSITIVE POWER
  REPORTING                                    0
                           -----------------------------------------------------
  PERSON WITH              8    SHARED DISPOSITIVE POWER
                                       1,295,060
--------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                1,295,060
--------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    5.78%
--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
                IA, CO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

CUSIP No.  125662106           13G                       Page    4 of 10 Pages

Item  1 (a)               Name  of  Issuer

                          CMAC Investment Corporation

Item  1 (b)               Address  of  issuer's  principal  executive  offices

                          1601 Market Street
                          Philadelphia, PA 19103

Item  2 (a)               Name  of  person  filing

                      (a) Morgan Stanley Group Inc.
                      (b) Van Kampen American Capital Asset Management
                          Incorporate

Item  2 (b)               Principal  business  office

                      (a) 1585 Broadway
                          New York, New York 10036

                      (b) One Parkview Plaza
                          Oakbrook Terrace, IL 60181

Item  2 (c)               Citizenship

                          Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item  2 (d)               Title  of  class  of  Securities

                          Common  Stock

Item  2 (e)               Cusip  No.

                          125662106

Item  3               (a) Morgan  Stanley  Group  Inc.  is (e) an Investment
                          Advis under section 203 of the Investment Advisers Act of 1940

                      (b) Van Kampen American Capital Asset Management
                          Incorporated is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item  4                   Ownership

                          Incorporated by reference to Items (5)-(9)(11) and cover page.

CUSIP No.  125662106               13G                     Page   5 of 10 Pages



Item    5            Ownership of 5 Percent or Less of a Class

                     Inapplicable

Item    6            Ownership of More than 5 Percent on Behalf of Another
                     Person

                     Accounts managed on a discretionary basis by Van Kampen American Capital Asset Management Incorporated, a wholly owned subsidiary of Morgan Stanley Group Inc., known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                     Inapplicable

Item    8            Identification and Classification of Members of the Group

                     Inapplicable

Item    9            Notice of Dissolution of Group

                     Inapplicable

Item    10           Certification

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No.  125662106                  13G                  Page 6 of 10 Pages




                         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           Date :        February 14, 1997

           Signature :   /s/ Donald P. Ryan
                         ______________________________________________________

           Name/Title    Donald P. Ryan/ Vice President Morgan Stanley Asset
                         Management Inc.
                         VAN KAMPEN AMERICAN CAPITAL ASSET MANAGEMENT
                         INCORPORATED

           Date :        February 14, 1997

           Signature :   ______________________________________________________

           Name/Title    Edward J. Johnsen  /  Vice President  Morgan Stanley
                         & Co. Incorporated
                         ______________________________________________________
                         MORGAN STANLEY GROUP INC.



                       INDEX  TO  EXHIBITS                                         PAGE
                       -----  --  --------                                         ----
           EXHIBIT  1  Agreement to Make a Joint Filing                            7


           EXHIBIT  2  Secretary's Certificate Authorizing Edward J. Johnsen       8
                       to Sign on behalf of Morgan Stanley Group Inc.

           EXHIBIT  3  Secretary's Certificate Authorizing Donald P. Ryan
                       to Sign on behalf of Van Kampen American Capital Asset      9&10
                       Management Incorporated